Exhibit 99.2

GALVANIZE, INC.

Unaudited Consolidated Financial Statements

As of September 30, 2019 and December 31, 2018 and for the
Nine Months Ended September 30, 2019 and 2018

(With Independent Auditors’ Review Report Thereon)

GALVANIZE, INC.

Table of Contents

Page(s)

Independent Auditors’ Review Report	1

Unaudited Consolidated Financial Statements:

Unaudited Consolidated Balance Sheets	2

Unaudited Consolidated Statements of Operations	3

Unaudited Consolidated Statements of Changes in Preferred Stock and Stockholders’ Deficit	4

Unaudited Consolidated Statements of Cash Flows	5

Notes to Unaudited Consolidated Financial Statements	6–30

Independent Auditors’ Review Report

The Board of Directors
Galvanize, Inc.:

Report on the Financial Statements

We have reviewed the consolidated financial statements of Galvanize, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of September 30, 2019, and the related consolidated statements of operations, changes in preferred stock and stockholders’ deficit, and cash flows for the nine‑month periods ended September 30, 2019 and 2018.

Management’s Responsibility

The Company’s management is responsible for the preparation and fair presentation of the financial information in accordance with U.S. generally accepted accounting principles; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with U.S. generally accepted accounting principles.

Auditors’ Responsibility

Our responsibility is to conduct our reviews in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial information referred to above for it to be in accordance with U.S. generally accepted accounting principles.

Report on Balance Sheet as of December 31, 2018

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2018, and the related consolidated statements of operations, changes in preferred stock and stockholders’ deficit, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated September 24, 2019, except as to Note 2(a), which is as of April 3, 2020. In our opinion, the accompanying consolidated balance sheet of Galvanize, Inc. and its subsidiaries as of December 31, 2018 is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.

/s/KPMG LLP

Denver, Colorado
April 3, 2020

GALVANIZE, INC.

Consolidated Balance Sheets

	September 30,	December 31,
Assets	2019	2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$10,373,378	10,276,199
Accounts receivable, net	8,074,738	4,682,732
Prepaid expenses and other assets	676,416	549,347
Total current assets	19,124,532	15,508,278
Property and equipment, net	13,202,833	20,865,249
Intangible assets, net	2,378,520	2,622,760
Goodwill, net	15,882,087	15,882,087
Restricted cash	4,326,202	5,669,871
Security deposits	808,868	901,292
Accounts receivable, noncurrent	3,548,790	3,922,532
Prepaid expenses and other assets, noncurrent	143,282	147,281
Total assets	$59,415,114	65,519,350

Liabilities, Redeemable, Convertible Preferred Stock and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,702,830	1,176,688
Accrued expenses	601,076	1,482,838
Current maturities of long-term debt	6,663,288	2,980,755
Deferred revenue	6,205,177	6,783,231
Other current liabilities	639,523	616,085
Total current liabilities	16,811,894	13,039,597
Long-term debt, net of current maturities	7,174,629	12,057,803
Deferred rent	10,211,290	20,510,020
Total liabilities	34,197,813	45,607,420

Redeemable, convertible preferred stock:
Series C-1 convertible preferred stock – $0.000001 par value, 133,127,132 shares authorized; 112,788,149 and 0 shares issued and outstanding, respectively	33,388,321	—
Series C convertible preferred stock – $0.000001 par value, 178,299,310 shares authorized; 178,299,310 shares issued and outstanding	58,787,151	54,742,289
Series B convertible preferred stock – $0.000001 par value, 21,519,929 shares authorized; 20,884,404 shares issued and outstanding	56,145,004	53,461,914
Series A convertible preferred stock – $0.000001 par value, 18,000,000 shares authorized, issued and outstanding	25,602,676	24,525,528
Series 1 convertible preferred stock – $0.000001 par value, 2,600,000 shares authorized, issued and outstanding	3,714,144	3,558,554
Total redeemable, convertible preferred stock	177,637,296	136,288,285

Stockholders’ deficit:
Common stock – $0.000001 par value, 362,295,980 shares authorized; 24,509,393 and 24,377,099 shares issued and outstanding, respectively	24	24
Accumulated deficit	(152,420,019)	(116,376,379)
Total stockholders’ deficit	(152,419,995)	(116,376,355)
Total liabilities, redeemable, convertible preferred stock and stockholders’ deficit	$59,415,114	65,519,350

See accompanying notes to unaudited consolidated financial statements.

GALVANIZE, INC.

Unaudited Consolidated Statements of Operations

	Nine months ended
	September 30
	2019	2018
Revenues:
Membership	$15,704,957	17,350,819
Education	22,520,137	15,315,236
Other	—	21,960
Total revenue	38,225,094	32,688,015

Costs and expenses:
Cost of revenues	34,834,867	29,346,631
Sales and marketing	3,374,622	2,623,083
General and administrative	9,694,024	11,259,833
Lease abandonment (gain) loss and other	(2,918,310)	171,748
Total costs and expenses	44,985,203	43,401,295
Loss from operations	(6,760,109)	(10,713,280)
Interest expense, net	(1,192,336)	(2,498,160)
Other income (expense)	(335,850)	840,245
Loss on extinguishment of convertible notes	—	(5,434,077)
Net loss	$(8,288,295)	(17,805,272)

See accompanying notes to unaudited consolidated financial statements.

GALVANIZE, INC.

Unaudited Consolidated Statements of Changes in Preferred Stock and Stockholders’ Deficit

											Stockholders’ Deficit
	Series C-1		Series C		Series B		Series A		Series 1				Additional		Total
	Convertible preferred stock		Convertible preferred stock		Convertible preferred stock		Convertible preferred stock		Convertible preferred stock		Common stock		paid-in	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance, December 31, 2017	—	$—	—	$—	20,884,404	$49,875,784	18,000,000	$23,085,616	2,600,000	$3,350,565	23,662,503	$24	—	(82,426,384)	(82,426,360)
Shares issued in connection with:
Conversion of convertible notes and embedded put options	—	—	69,824,738	20,764,700	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series C preferred shares, net of offering costs of $757,670	—	—	98,864,306	28,407,301	—	—	—	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	—	—	1,453,547	—	2,682,808	—	1,077,152	—	155,591	—	—	(494,752)	(4,874,346)	(5,369,098)
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	714,596	—	24,454	—	24,454
Issuance/termination of warrants for common stock	—	—	—	—	—	—	—	—	—	—	—	—	1,623	—	1,623
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(17,805,272)	(17,805,272)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	468,675	—	468,675
Balance, September 30, 2018	—	$—	168,689,044	$50,625,548	20,884,404	$52,558,592	18,000,000	$24,162,768	2,600,000	$3,506,156	24,377,099	$24	—	(105,106,002)	(105,105,978)
Balance, December 31, 2018	—	$—	178,299,310	$54,742,289	20,884,404	$53,461,914	18,000,000	$24,525,528	2,600,000	$3,558,554	24,377,099	$24	—	(116,376,379)	(116,376,355)
Shares issued in connection with:
Conversion of Hack Reactor notes	26,087,649	3,435,651	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series C-1 preferred shares, net of offering costs of $68,940	86,700,500	9,931,060	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	20,021,610	—	4,044,862	—	2,683,090	—	1,077,148	—	155,590	—	—	(226,955)	(27,755,345)	(27,982,300)
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	132,294	—	17,353	—	17,353
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(8,288,295)	(8,288,295)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	209,602	—	209,602
Balance, September 30, 2019	112,788,149	$33,388,321	178,299,310	$58,787,151	20,884,404	$56,145,004	18,000,000	$25,602,676	2,600,000	$3,714,144	24,509,393	$24	—	(152,420,019)	(152,419,995)

See accompanying notes to unaudited consolidated financial statements.

GALVANIZE, INC.

Unaudited Consolidated Statements of Cash Flows

	Nine months ended
	September 30
	2019	2018
Operating activities:
Net loss	$(8,288,295)	(17,805,272)
Adjustments:
Depreciation expense	2,700,587	2,621,730
Amortization expense	244,240	116,741
Amortization of debt issuance costs	327,718	399,015
Lease abandonment (gain) loss and other	(2,918,310)	171,748
Allowance for doubtful accounts	157,947	(25,596)
Stock-based compensation expense	209,602	468,675
Interest expense and other charges related to convertible notes	—	1,561,756
Fair value adjustment on embedded derivative	—	(819,938)
Loss on extinguishment of convertible notes	—	5,434,077
Noncash expense related to issuance of warrants for common stock	—	1,623

Changes in assets and liabilities:
Accounts receivable	(3,549,953)	786,013
Accounts receivable, noncurrent	373,742	861,984
Prepaid expenses and other assets	(127,069)	2,133,398
Security deposits	92,424	68,052
Prepaid expenses and other assets, noncurrent	3,999	(4,000)
Accounts payable	650,062	(1,430,071)
Accrued expenses	(696,111)	225,976
Deferred revenue	(578,054)	(1,099,304)
Other current liabilities	46,876	(645,158)
Deferred rent	(1,396,571)	(1,018,260)
Net cash used in operating activities	(12,747,166)	(7,996,811)

Investing activities:
Purchases of property and equipment	(169,378)	(234,152)
Proceeds from disposition of property and equipment	—	120,000
Acquisitions, less cash acquired	—	(13,323,611)
Net cash used in investing activities	(169,378)	(13,437,763)

Financing activities:
Proceeds from notes payable	5,000,000	—
Payments on notes payable	(3,076,557)	(75,244)
Proceeds from issuance of convertible debt	—	6,284,614
Proceeds from issuance of preferred stock	10,000,000	29,164,971
Issuance costs related to issuance of preferred stock	(68,940)	(757,670)
Proceeds from exercise of options	17,353	24,454
Payment of debt issuance costs	(201,802)	(411,182)
Net cash provided by financing activities	11,670,054	34,229,943
Net (decrease)/increase in cash, cash equivalents, and restricted cash	(1,246,490)	12,795,369
Cash, cash equivalents, and restricted cash at beginning of period	15,946,070	7,910,538
Cash, cash equivalents, and restricted cash at end of period	$14,699,580	20,705,907

Supplemental cash flow information:
Cash paid for interest	$1,194,937	933,672
Noncash investing and financing activities:
Accretion of preferred stock to redemption value	$27,982,300	5,369,098
Notes issued for acquisition of Hack Reactor	—	5,000,000
Conversion of Hack Reactor notes to Series C-1 Preferred Stock	3,435,651	—

See accompanying notes to unaudited consolidated financial statements.

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

(1)	Business and Organization

Galvanize, Inc. (the Company, we or our) is a technology‑enabled learning community that delivers the education, skills and platform to help people advance in key technical disciplines. Across our urban campuses, we offer a unique combination of education (full‑time, part‑time, remote and online), workspace and networking:

•	Education: we teach courses in software development, data science and data engineering for those looking to enter or advance in tech.
•	Workspace: our campuses serve as home base to over 2,200 members building tech‑enabled innovations.
•	Enterprise: we teach courses in software development, data science and data engineering to employees of our corporate customers in order to gain new skills or improve existing coding skills.
•	Networking: we host a wide array of events that foster discussion of trends in business and technology.

As of September 30, 2019, the Company had nine campuses in the following cities: Denver, Boulder, San Francisco, Seattle, Austin, New York, Phoenix, and Los Angeles. During 2018, the Los Angeles campus opened.

The Company was originally formed on January 5, 2012 as a Colorado limited liability company under the name Galvanize, LLC. On May 23, 2014, the Company reorganized as a Delaware corporation under the name Galvanize, Inc. concurrent with the members of Galvanize, LLC exchanging all existing equity interests for stock of Galvanize, Inc. On July 26, 2018, the Company acquired Hack Reactor, a San Francisco‑based provider of campus‑based and online coding bootcamp programs. See note 3 for additional details regarding the acquisition.

(2)	Summary of Significant Accounting Policies
(a)	Liquidity

On January 27, 2020, the Company was acquired by K‑12 Inc. (K‑12) for $165.0 million in cash. Up until the date of the acquisition by K‑12, the Company had funded its development efforts and operations with cash raised through private placement equity offerings, debt with financial institutions and convertible debt from equity investors. From September 2013 through September 2019, the Company has raised $127.9 million through the issuance of convertible debt, common and preferred stock. The Company has incurred net losses of $105.0 million from inception through September 30, 2019 and has a stockholders’ deficit of $152.4 million as of September 30, 2019.

The Company’s liquidity needs are driven by its development activities and administrative functions necessary to operate the Company. Ultimately, the attainment of profitable operations is dependent upon future events, including market acceptance and demand for its products and services and achieving a level of sales adequate to support the Company’s cost structure. The Company’s liquidity needs will be met by its parent company, K‑12, after the acquisition.

(b)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). The unaudited

6	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

interim financial statements have been prepared on the same basis as the annual financial statements, and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations for the periods presented. The consolidated balance sheet as of December 31, 2018 included herein was derived from the audited consolidated financial statements as of that date. These unaudited consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements.

The consolidated financial statements include the accounts of Galvanize, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated.

(c)	Use of Estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, allowances for uncollectible accounts, the fair value of assets and liabilities acquired as a result of business combinations, useful lives of long‑lived assets, the fair value of derivatives embedded in our convertible notes and stock‑based compensation. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions.

(d)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity date at acquisition of three months or less to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value. The Company maintains cash balances in accounts in excess of federally insured limits of $250,000. The Company has not experienced any losses related to these balances.

(e)	Restricted Cash

Cash that is restricted as to withdrawal or use under the terms of certain contractual agreements are recorded in noncurrent assets on our balance sheet. The restricted cash balance of $4,326,202 and $5,669,871 as of September 30, 2019 and December 31, 2018, respectively, represents cash pledged as collateral for standby letters of credit issued in connection with lease agreements. See note 5 for additional discussion of the standby letters of credit.

(f)	Accounts Receivable

The Company’s current accounts receivable as of September 30, 2019 and December 31, 2018 was $8,074,738 and $4,682,732, respectively, and consisted of membership and education receivables to be received within 12 months. The Company’s noncurrent accounts receivables balance as of September 30, 2019 and December 31, 2018 was $3,548,790 and $3,922,532, respectively, and consisted of education receivables that are typically received in three to five years.

Since November 2014, the Company has entered into arrangements with several lending partners in order to institute tuition loan programs for our students. Under these arrangements, the students enter into the loans directly with the lending partners and the Company is not a party to those lending relationships. Under the arrangements, the lending partner will pay the Company an upfront amount

7	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

(ranging from 70% to 95%) of the student’s loan amount at the start of the program. The lending partners service the loans and retain all interest and fees paid by the students. The remaining (ranging from 30% to 5%) holdback amount is to be paid within 24 to 36 months following the student’s completion of the program and successful payback of the loan amount by the students to the lending partners. The holdback amounts represent the total amount at risk associated with the loans. The holdback amounts are included in accounts receivable, noncurrent on the accompanying consolidated balance sheets.

Accounts receivable are stated at the invoiced amount. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts to reflect management’s best estimate of amounts that will not be collected based upon the Company’s historical collection experience as well as default information obtained from the Company’s lending partners. At September 30, 2019 and December 31, 2018, the allowance for doubtful accounts was $1,461,542 and $1,380,778, respectively.

(g)	Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight‑line method over estimated useful lives of five to seven years. Maintenance and repairs of property and equipment are charged to cost of revenues. All leasehold improvements are capitalized and depreciated using the straight‑line method over the shorter of the remaining lease term or the estimated useful life of the assets. Construction in progress is related to the construction or development of leasehold improvements, property and equipment that have not yet been placed in service for our intended use and is included in property and equipment in the consolidated balance sheet.

Property and equipment as of September 30, 2019 and December 31, 2018 consisted of the following:

	Useful life	September 30,	December 31,
	(years)	2019	2018
Information technology assets	5–7	$3,324,332	3,933,715
Leasehold improvements	Shorter of life or
	length of lease	10,904,765	17,203,430
Furniture and fixtures	7	8,332,334	8,967,888
Total		22,561,431	30,105,033
Less accumulated depreciation		9,358,598	9,239,784
Property and equipment, net		$13,202,833	20,865,249

Depreciation expense for property and equipment was $2,700,587 and $2,621,730 for the nine months ended September 30, 2019 and 2018, respectively. Depreciation expense is presented in general and administrative expenses in the consolidated statements of operations. In September 2019, the Company terminated the lease of its Galvanize campus in New York City. In conjunction with the lease termination, $5,131,207 in leasehold improvements, net of accumulated amortization, were written‑off resulting in a loss recorded to lease abandonment (gain) loss for the nine months ended September 30, 2019. In September 2018, the Company recognized a loss of $148,073 for the termination of the Hack Reactor campus in New York City. This loss is recognized in lease abandonment (gain) loss in the statement of operations.

8	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

(h)	Business Combinations, Goodwill and Intangible Assets

The Company allocates the fair value of purchase consideration to tangible assets, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is allocated to goodwill. The allocation of the purchase consideration requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, future expected cash flows from acquired technology, trade names, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Acquired finite‑lived intangible assets are amortized over their estimated useful lives. Goodwill has an indefinite useful life and is not amortized, but instead is tested for impairment at least annually. The Company evaluates the recoverability of intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable.

(i)	Impairment of Long‑Lived Assets

Long‑lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If this evaluation indicates the carrying value will not be recoverable, based on the undiscounted expected future cash flows estimated to be generated by these assets, the Company reduces the carrying amount to the estimated fair value. Long‑lived assets are grouped for impairment purposes at the lowest level at which the cash flows attributed to the asset group are independent of the cash flows from other asset groups. Individual assets that are abandoned or otherwise disposed of are written off.

(j)	Leases and Deferred Rent

The Company recognizes rent expense on a straight‑line basis over the term of the lease, taking into account lessor incentives for tenant improvements and periods, including construction periods, where no rent payment is required (rent holidays). The Company recognizes deferred rent as the difference between the expense recognized on a straight‑line basis and the payments made per the terms of the lease.

(k)	Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, also known as Accounting Standards Codification Topic 606 (“ASC 606”), as of January 1, 2019. Prior to January 1, 2019, the Company accounted for revenue recognized under ASC 605, Revenue Recognition. Each revenue stream is described further below, but under ASC 605, the Company recognized revenue when the service or product had been provided or delivered (typically ratably over the length of the service offering), the fees charged were fixed and determinable, persuasive evidence of an arrangement existed, and collectability was reasonably assured.

9	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

Under ASC 606, revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services using the following steps:

•	identify the contract, or contracts, with a customer;
•	identify the performance obligations in the contract;
•	determine the transaction price;
•	allocate the transaction price to the performance obligations in the contract; and
•	recognize revenue when, or as, the Company satisfies a performance obligation

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASC 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For the majority of its contracts, the Company’s performance obligations are satisfied over time, as the Company delivers, and the customer receives the services, over the service period of the contract. The Company’s payment terms are generally net 30 or net 45, but can vary depending on how students receive funding.

The Company has elected, as a practical expedient, not to report the value of unsatisfied performance obligations for contracts with customers that have an expected duration of one year or less. The amount of unsatisfied performance obligations for contracts with customers which extend beyond one year as of September 30, 2019 was zero.

Contract Balances

The timing of revenue recognition, invoicing, and cash collection results in accounts receivable, unbilled receivables (a contract asset) and deferred revenue (a contract liability) in the consolidated balance sheets. Accounts receivable is recorded when there is an executed customer contract and the customer is billed. Unbilled receivables are created when revenue is earned prior to the customer being billed. Deferred revenue is recorded when customers are billed in advance of services being provided.

Significant Judgments

The Company determined that all of its contracts with customers contain one performance obligation. The Company markets its services as an integrated package. It does not market distinct products or services to be sold independently.

The Company has determined that the time elapsed method as described under ASC 606 is the most appropriate measure of progress towards the satisfaction of the performance obligation. The Company delivers educational services to individuals and enterprise customers along with monthly memberships for co‑work space. The education package includes enrollment, marketing, teacher training, etc. in addition to the core curriculum and instruction. All of these services are necessary and contribute to the overall education of its students, which occurs evenly throughout the 3‑6 months. The membership package includes either an assigned desk, open desk, suite, internet and member’s portal. All of these

10	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

services are necessary and contribute to the overall membership which occurs evenly each day. Accordingly, the Company will recognize revenue on a straight‑line basis.

Sales Taxes

Sales tax collected from customers is excluded from revenues. Collected but unremitted sales tax is included as part of accrued liabilities in the accompanying consolidated balance sheets. Revenues do not include sales tax as the Company considers itself a pass‑through conduit for collecting and remitting sales tax.

The Company recognizes revenue in the categories described below. Each category of revenue is accounted for under the five step model of ASC 606 described previously.

(i)	Membership Revenue

The Company provides monthly membership at each campus ranging from basic desk access to private suites. The Company records deferred revenue (contract liability) when cash payments are received in advance of our related membership performance.

(ii)	Education Revenue

The Company provides a variety of comprehensive instructional programs focused on web and software development and data science. Programs range from three to six months and range in cost depending on length and type of program. The Company records deferred revenue (contract liability)  when cash payments are received in advance of our related education performance.

(iii)	Enterprise Revenue

The Company provides a variety of comprehensive instructional programs focused on web and software development and data science, tailored to the needs of the business receiving these services and courses. These engagements range from one day to three months and range in cost depending on length, type of instructional program, and number of employees enrolled in the course. The Company records deferred revenue (contract liability) when cash payments are received in advance of our related enterprise performance. Enterprise revenue is included with educational revenue in the accompanying consolidated statements of operations.

(l)	Cost of Revenues

Cost of revenues are primarily related to operating lease costs, costs of providing membership amenities, and personnel costs directly attributable to generating revenue. Costs to fulfill contracts and membership agreements are expensed as incurred. The Company incurred cost of revenues of $34,834,867 and $29,346,631 for the nine months ended September 30, 2019 and 2018, respectively.

(m)	Sales and Marketing

Sales and marketing costs are expensed as incurred. The Company incurred promotional and other sales and marketing costs of $3,374,622 and $2,623,083 for the nine months ended September 30, 2019 and 2018, respectively.

11	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

(n)	Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carry‑forwards and carry‑backs. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. A valuation allowance is recorded to the extent that management cannot conclude that realization of deferred tax assets is more likely than not.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Through September 30, 2019, management determined that no uncertain tax positions have been taken or are expected to be taken that could have a material effect on the Company’s income tax liabilities. Management’s policy for interest and penalties, if assessed, would be accrued as an adjustment to accrued taxes payable and a charge to other expense.

(o)	Preferred Stock

As explained in note 7, the Company’s preferred stock is redeemable upon a favorable vote of the holders on the 5 year anniversary of issuance, which is outside of the Company’s control. In accordance with US GAAP applicable to public entities, redeemable preferred stock is required to be classified as temporary equity. In addition, each class of preferred stock is remeasured to its redemption amount at each period end, which is equal to its original issue price plus cumulative dividends whether or not declared by the Company’s  Board of Directors. These remeasurement adjustments are deemed dividends and are recorded as a reduction in additional paid‑in capital. To the extent that the balance of additional paid‑in capital is not sufficient to absorb the entire amount of the deemed dividend for the period, the remainder is recorded as an increase to accumulated deficit.

(p)	Stock‑Based Compensation

Compensation expense for all share‑based payment awards to employees and directors is measured and recognized based on estimated grant‑date fair values and expensed on a straight‑line basis over the period that the holder is required to provide services, which is usually the vesting period. The Company determines the grant‑date fair value of stock options using the Black‑Scholes‑Merton option pricing model.

(q)	Fair Value

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued liabilities, and warrants.  The carrying values of these financial instruments approximate fair value as of September 30, 2019 and December 31, 2018. In general, asset and liability fair values are determined using the following categories:

Level 1 – inputs utilize quoted prices in active markets for identical assets or liabilities.

12	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

Level 2 – inputs include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period end. Pricing inputs are unobservable for the terms and are based on the Company’s own assumptions about the assumptions that a market participant would use.

(r)	Commitments and Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

(s)	Advertising Expenses

Advertising costs are expensed as incurred and amounted to $2,218,318 and $1,150,043 in the nine months ended September 30, 2019 and 2018, respectively.

(t)	Recent Accounting Pronouncements

Accounting Standards Adopted

In May 2014, the FASB issued ASU 2014‑09, Revenue from Contracts with Customers, also known as Accounting Standards Codification Topic 606 (“ASC 606”), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those consolidated goods or services. An entity also should disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for the Company for annual periods in fiscal years beginning after December 15, 2018 (as amended in August 2015 by ASU 2015‑14, Deferral of the Effective Date). The Company adopted ASU 2014‑19 on January 1, 2019, which did not result in a material change to its revenue recognition policies and there were no adjustments to accumulated deficit as a result of adoption. The Company does not incur material contract acquisition costs and therefore the provisions of ASU 2014‑19 requiring the capitalization of such costs did not have a material impact to the Company’s financial position at January 1, 2019.

Accounting Standards Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016‑02, Leases (Topic 842) (“ASU 2016‑02”), also known as Accounting Standards Codification Topic 842 (“ASC 842”), which supersedes most existing lease guidance under ASC Topic 840 (“ASC 840”). The core principal of ASC 842 establishes a right‑of‑use model that requires a lessee to record a right‑of‑use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. This ASU will be effective for the Company on January 1, 2021. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016‑13, Financial Instruments – Credit Losses (Topic 326) (“ASU 2016‑13”) related to the methodology for recognizing credit losses. The new standard revises the

13	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

accounting requirements related to the measurement of credit losses and will require organizations to measure all expected credit losses for financial assets based on historical experience, current conditions and reasonable and supportable forecasts about collectability. Assets must be presented in the financial statements at the net amount expected to be collected. This ASU will be effective for the Company on January 1, 2021, and early adoption is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and will evaluate whether to increase or decrease the allowance for doubtful accounts at the time of adoption.

In August 2018, the FASB issued ASU No. 2018‑13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Upon the effective date, certain provisions are to be applied prospectively, while others are to be applied retrospectively to all periods presented. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this ASU and delay adoption of the additional disclosures until their effective date. The Company is currently evaluating the impact of the amendments on the financial statement disclosures.

The Company reviewed all other recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a significant impact to the financial statements.

(3)	Acquisition

On July 26, 2018, the Company acquired 100% of the stock of Hack Reactor, LLC (Hack Reactor), a San Francisco based competitor for a purchase price of $22.3 million, consisting of $17.3 million of cash and $5.0 million seller‑financed debt to be repaid in equal annual installments of principal and accrued interest on July 25, 2019 and 2020.  Interest accrues at 5% per annum (see footnote 5(d) for more information). The transaction was accounted for as a business combination. Hack Reactor operated four campuses located in Austin, Los Angeles, New York, and San Francisco, in addition to a remote campus that offered both a part time and online program. The goodwill attributable to the acquisition relates to the anticipated growth in the business from new customers and operational efficiencies expected to result from the increase in the size of the Company’s business.

The Company allocated the purchase price to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with the excess purchase price allocated to goodwill. The Company retained a third‑party valuation specialist to assist with estimating these values. The valuation of the identifiable assets acquired was based upon our estimates and assumptions. The following table

14	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

represents the aggregate purchase price allocation to the assets acquired and liabilities assumed for the acquisition (in thousands):

Consideration:
Cash	$17,330
Note payable	5,000
Fair value of total consideration transferred	$22,330

Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable, current	$3,773
Cash	4,006
Other current assets	825
Trade name	2,500
Accounts receivable, long term	1,227
Property and equipment	191
Security deposits, long term	156
Deferred revenue	(4,147)
Other current liabilities	(723)
Accrued expenses	(621)
Deferred rent	(177)
Total identifiable net assets acquired	7,010
Goodwill	15,320
Total consideration transferred	$22,330

To determine the value of the tradename, the relief from royalty method of the income approach was utilized. The relief from royalty method measures the economic benefit that may be attributable to a particular asset by using a market based royalty rate as the starting point for quantifying the economic benefit. The value of the tradename is included with intangible assets on our consolidated balance sheets. The purchase price allocation includes an estimate of the fair value of the cost to fulfill the deferred revenue obligations which was determined by estimating the costs to provide the services plus a normal profit margin and did not include any costs associated with marketing efforts.

Pro-forma Financial Information

The pro forma results presented below include the effects of the Hack Reactor acquisition as if the acquisition occurred on January 1, 2018. The pro forma net income (loss) for the nine-months ended September 30, 2018 includes the additional amortization resulting from the adjustments to the value of intangible assets resulting from purchase accounting and adjustment to amortized revenue during 2018 as a result of the acquisition date valuation of assumed deferred revenue. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. The unaudited pro forma financial information is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions been consummated as of January 1, 2018.

15	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

Nine months ended September 30 (unaudited)

2018
Revenues:
Hack Reactor	$12,452,051
Galvanize	32,688,015
Total revenue	$45,140,066

Net loss:
Hack Reactor	$(5,000)
Galvanize	(17,805,272)
Total net loss	$(17,810,272)

(4)	Goodwill and Other Intangible Assets
(a)	Acquired Intangible Assets

	Weighted
	average	September 30, 2019			December 31, 2018
	amortization		Accumulated	Net book		Accumulated	Net book
	period	Cost	amortization	value	Cost	amortization	value
Trade names and other	9.2 years	$3,046,541	(668,021)	2,378,520	3,046,541	(423,781)	2,622,760
Developed curriculum	4.0 years	320,000	(320,000)	—	320,000	(320,000)	—
		$3,366,541	(988,021)	2,378,520	3,366,541	(743,781)	2,622,760

The Company did not recognize any impairment losses related to intangible assets for the nine months ended September 30, 2019 and 2018.

Amortization expense of acquired intangible assets was $244,240 and $116,741 for the nine months ended September 30, 2019 and 2018, respectively. Estimated amortization expense of acquired intangible assets over the next five years is as follows:

Years ended December 31:
2019 (remaining three months)	$74,414
2020	283,654
2021	283,654
2022	283,654
2023	283,654

(b)	Goodwill

The Company’s goodwill balance as of September 30, 2019 and December 31, 2018 was $15,882,207.  Goodwill represents the purchase price in excess of the amounts allocated to tangible and other intangible assets in business combinations. Impairment of goodwill is assessed only upon the occurrence of triggering events and is assessed at the entity level. If triggering events have occurred, the Company will perform an impairment analysis. The Company did not recognize any impairment losses related to goodwill for the nine months ended September 30, 2019 and 2018.

16	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

(5)	Debt

Long‑term debt as of September 30, 2019 and December 31, 2018 was comprised of the following:

	September 30,	December 31,
	2019	2018
Trinity Capital Loans	$8,979,614	8,979,613
Notes Payable – Silicon Valley Bank	3,560,526	—
Hack Reactor Founder Note	250,000	5,000,000
Industrial Development Authority Loan Payable	827,345	902,141
242 Linden Note Payable	572,332	634,620
Total long-term debt	14,189,817	15,516,374

Less debt issuance costs	(351,900)	(477,816)
Less current maturities	(6,663,288)	(2,980,755)
Long-term debt, net of current maturities	$7,174,629	12,057,803

(a)	Trinity Capital Loans

In May 2016, the Company entered into a loan agreement with Trinity Capital Fund II, L.P. (Trinity Capital) for up to $10,000,000, of which the Company drew $5,000,000 in May 2016 and the remaining $5,000,000 in April 2017. The initial amount borrowed in 2016 bears interest of 12.0% with an interest only period of 12 months, where payments of this interest began in July 2016. Starting July 2017, 30 equal monthly payments of $193,741 for principal and interest became due, with a maturity date of December 1, 2019. The subsequent loan drawn in 2017, bears interest at 12.5% with an interest only period of 12 months. Starting June 2018, 30 equal monthly payments of $194,922 for principal and interest are due with a maturity date of November 1, 2020. There is an end of term payment of 5% due on both of the draws ($500,000 total) that results in additional interest accreted to the loan balance over the term. This loan is subordinated and has cross‑default language with the LSA agreement described in (e) below. This loan is secured by all assets of the Company, excluding certain intellectual property, as collateral.

On October 31, 2017, the Company entered into a first amendment to the initial and subsequent loans (collectively, the Trinity Capital loans) to defer principal payments for twelve months beginning on October 1, 2017 and ending on September 1, 2018. The amendment also changes the maturity date of the first $5,000,000 draw from December 1, 2019 to December 1, 2020. The maturity date for the second $5,000,000 draw changed from November 1, 2020 to March 1, 2021. The amendment also adjusted the pre‑payment premium dates to start as of the date of the amendment. Additionally, there is an executed exit letter agreement signed related to an exit fee, should the Company be sold in the next ten years. If the exit event occurs on a date between July 1, 2018 and the date this exit fee agreement terminates, the exit fee will be $500,000. The interest rates for both draws remain the same.

On December 31, 2018, the Company entered into a second amendment to the Trinity Capital loans to defer principal payments for twelve months beginning on December 1, 2018 and ending on November 1, 2019. The amendment also changes the maturity date of the first $5,000,000 draw from December 1, 2020 to December 1, 2021. The maturity date for the second $5,000,000 draw changed

17	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

from March 1, 2021 to March 1, 2022. The amendment also adjusted the pre‑payment premium dates to start as of the date of the amendment. The interest rates for both draws remain the same.

Prepayment of the loan on or before the following anniversaries of the closing date of the second amendment is subject to the following prepayment premiums: (i) first anniversary equal to 3% of the outstanding principal balance then outstanding under the Note being prepaid, together with 100% of the end of term payment; (ii) after the first anniversary and on or before the second anniversary equal to 2% of the outstanding principal balance then outstanding under the Note being prepaid, together with 100% of the end of term payment; (iii) after the second anniversary and before the maturity date equal to 1% of the outstanding principal balance then outstanding under the Note being prepaid, together with 100% of the end of term payment.

Interest expense related to Trinity Loan Payable was $825,838 and $879,551 for the nine months ended September 30, 2019 and 2018, respectively.

(b)	Industrial Development Authority Loan Payable (IDA)

On July 8, 2016, the Company entered into a loan agreement with The Industrial Development Authority of the City of Phoenix for $942,500 of which the Company drew the full $942,500 in July 2016. The loan bears interest of 5.0% per annum until July 2021 and thereafter at the U.S. Treasury Five‑Year Constant rate as published by the Federal Reserve in release H.15 plus 325 basis points (3.25%) as of May 3, 2021 (the third Loan Payment Date preceding August 1, 2021). The loan has an interest only period of 24 months. Starting August 2018, 96 equal monthly payments of $11,932 for principal and interest are due, with the final payment occurring in July 2026. The debt is subject to certain financial and administrative covenants that began in 2017, related to its Phoenix campus operations. Pursuant to the collateral agreement, the Company has granted IDA a second priority lien upon its rights under the development agreement, which security interest shall be perfected upon recording of a UCC‑1 financing statement.

Interest expense related to IDA Loan Payable was $32,592 and $35,310 for the nine months ended September 30, 2019 and 2018, respectively.

(c)	Note Payable (242 Linden)

On January 1, 2017, the Company entered into a note payable agreement with 242 Linden, LLC for $789,619 in conjunction with the early cancellation of the Fort Collins, CO campus lease. The loan bears interest of 5.0% per annum and matures on July 1, 2025, and principal and interest are due on a monthly basis.

Interest expense related to 242 Linden Note Payable was $22,768 and $25,797 for the nine months ended September 30, 2019 and 2018, respectively.

(d)	Note Payable (Hack Reactor or HR Founders’ Notes)

On July 26, 2018, the Company entered into a note payable with the original founders of Hack Reactor for $5.0 million in conjunction with the acquisition of Hack Reactor (HR Founders’ Notes). The seller‑financed debt bears interest of 5.0% per annum. During September 2019, the holders of the $5.0 million notes from the Hack Reactor acquisition converted $3,250,000 of principle and $185,651 of accrued interest into 26,087,649 shares Series C‑1 Preferred Stock. The Company paid $1.5 million

18	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

plus accrued interest in cash in September 2019 with the remaining principle of $250,000 due July 2020.

Interest expense was $177,712 and $45,205  for the nine months ended September 30, 2019 and 2018, respectively.

(e)	Notes Payable – Silicon Valley Bank

In October, 2014, the Company entered into a Loan and Security Agreement (LSA) with Silicon Valley Bank (SVB). Under the LSA, SVB agreed to issue standby letters of credit related to the Company’s lease agreements. For each standby letter of credit issued by SVB, the Company is required to establish a segregated money market account at SVB with a minimum cash balance equal to fifty percent (50%) of the face value of the corresponding standby letter of credit. The Company has pledged to SVB a security interest in the money market accounts as security for the prompt payment of all the Company’s obligations with respect to the standby letters of credit. See note 2(e) for additional discussion on the restricted cash balances related to standby letters of credit related to lease agreements.

On April 10, 2018, the Company amended the existing LSA (fifth amendment) to waive certain defaults and make certain revisions. Under the letter of credit line, the Company agreed to new financial and administrative covenants.

The Company violated the existing LSA (fifth amendment) for the periods ending in April 2018 and May 2018. Specifically, the Company violated the financial covenant requirements to achieve availability equal to or greater than the letter of credit exposure in April 2018 and did not achieve the minimum revenue requirement in May 2018. The Company received a forbearance for the period from April 30, 2018 through August 15, 2018 related to the covenant violation. The Company also violated the LSA under the fifth amendment with SVB for the periods June 2018 through August 2018 because it did not meet the minimum revenue financial covenant requirement. The Company received a forbearance for the period from June 30, 2018 through August 31, 2018 related to the covenant violation.

On July 20, 2018, the Company amended the existing LSA (sixth amendment) to obtain SVB’s consent to the acquisition of Hack Reactor and to agree to certain revisions to new financial and administrative covenants.

On November 20, 2018, the Company amended the existing LSA (seventh amendment) to waive certain events of default that occurred under the LSA, extend the maturity date of the LSA, and to agree to certain revisions to new financial and administrative covenants.

On February 28, 2019, the Company’s letter of credit agreement with SVB, which was entered into in February 2014 and was previously guaranteed by a private investor for the benefit of our San Francisco landlord was amended. The new letter of credit was increased to $3.0 million from $1.5 million.

On March 4, 2019, the Company’s Board of Directors adopted resolutions by unanimous consent to amend the existing LSA (eighth amendment) to extend the maturity date of the LSA to January 31, 2020 and provide a $5,000,000 revolving line of credit with SVB.

19	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

On April 17, 2019 and May 31, 2019 the Company drew down $2.0 million and $3.0 million, respectively, on the SVB revolving line of credit subject to the terms and conditions of the existing LSA. The debt bears interest of 7.0% per annum and matures on January 31, 2020. Interest is payable monthly in arrears at the end of each month and is computed on the basis of a 360‑day year for the actual number of days elapsed.

On September 13, 2019 the Company signed a term sheet to restructure the SVB credit agreement to convert the revolving line of credit to a 48 month term loan for $3.25 million that accrues interest at the prime rate as published by the Wall Street Journal plus 2%. The term loan has an interest only period through June 30, 2020, at which point principle will be paid in 39 equal monthly payments plus interest through the maturity date of September 30, 2023. At the time of the restructuring the Company had approximately $3.56 million outstanding which was subsequently paid down to $3.25 million in October 2019. The restructured SVB credit agreement requires the Company to maintain minimum free cash flow levels and a minimum liquidity coverage ratio through the term of the agreement.

As of September 30, 2019, the company did not meet the financial covenants and amended the existing LSA (eighth amendment) that waived noncompliance.

Interest expense was $127,701 and $0 for the nine months ended September 30, 2019 and 2018, respectively.

As of September 30, 2019, the amounts due under each loan are as follows:

		Notes
		payable -
	Trinity loan	Silicon	IDA loan	242 Linden	HR Founders’
	payable	Valley Bank	payable	loan	notes	Total
2019 (remaining 3 months)	$148,451	310,526	25,560	21,208	—	505,745
2020	3,335,954	500,000	105,490	87,768	250,000	4,279,212
2021	4,854,992	1,000,000	110,887	92,259	—	6,058,138
2022	640,217	1,000,000	116,560	96,979	—	1,853,756
2023	—	750,000	122,524	101,940	—	974,464
2024	—	—	128,792	107,156	—	235,948
2025	—	—	135,382	65,022	—	200,404
2026	—	—	82,150	—	—	82,150
Total	$8,979,614	3,560,526	827,345	572,332	250,000	14,189,817

(6)	Convertible Notes
(a)	2017

During the year ended December 31, 2017, the Company issued convertible notes for aggregate cash proceeds of $7,497,268. These convertible notes accrue interest at 8%, mature on December 1, 2018 and can only be prepaid upon the favorable vote of the majority holders. The unpaid principal and accrued interest on the convertible notes are convertible when and if the Company completes a qualified round of financing into the same class of equity securities offered in the qualified financing at a 20% discount. To qualify, the financing round must be at least $5,000,000. This conversion upon a qualified financing feature essentially provides the holder with a fixed return that is settled in a variable number of shares. As such, it qualified to be accounted for as an embedded derivative, a put liability, at fair value. The put liability is initially recorded as a debt discount and subsequently remeasured at its fair value each period end. The Company estimated the fair value of the put liability based upon the probability of a qualified financing occurring multiplied by the value to be received by the holder

20	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

(Level 3 inputs). Upon issuance of the convertible notes, this put liability was initially measured at $937,158 and the fair value did not change at December 31, 2017 as management’s estimate of the probability of a qualified financing occurring did not change.

The convertible notes also include a provision whereby upon a change in control, the Company would be obligated to pay the holders a premium equal to 100% of the unpaid principal in cash in addition to the outstanding principal and interest accrued to that date. This change in control prepayment provision qualifies as an embedded derivative that was recorded at its fair value as a put liability and debt discount upon issuance, and the put liability will be remeasured to fair value each period end. The Company estimated the fair value of the put liability based upon the probability of a change in control occurring multiplied by the value to be received by the holder (Level 3 inputs). Upon issuance of the convertible notes, this put liability was initially measured at $1,874,317 and the fair value did not change at December 31, 2017 as management’s estimate of the probability of a qualified financing did not change.

Finally, the convertible notes include a provision whereby the unpaid principal and accrued interest will automatically convert at maturity into shares of the Company’s Series B Preferred Stock at a conversion price of $1.7176 per share if a qualified financing or change in control has not already occurred. As the conversion price is less than the fair value of the Series B Preferred Stock at the issuance date of the convertible notes, a contingent beneficial conversion feature (BCF) exists as a result of issuing the convertible notes. This BCF of $1,109,224 was measured as the difference between the amount paid for the convertible notes and the fair value of the Series B Preferred Stock (a Level 3 measurement) that notes would convert into at maturity. The BCF will be recorded as additional interest expense and an offsetting amount in additional paid‑in capital if the convertible notes are converted to Series B Preferred Stock at maturity.

The debt discounts recorded as a result of the put liabilities associated with the qualified financing conversion feature and the change in control prepayment provision totaled $2,811,475 at the issuance of the convertible notes. The total carrying amount of the put liability at December 31, 2017 was $2,811,475.

(b)	2018

Between March and June 2018, the Company issued convertible notes with a total principal amount of $13,981,164. Of these notes, $6,284,614 were issued for cash and $7,696,551 were issued upon the conversion of the outstanding principal and unpaid accrued interest of a portion of the convertible notes issued in 2017. The 2018 promissory notes accrue interest at 12%, have a maturity date of five years from issuance, and are convertible to preferred stock at a discounted price as described below.

The notes will be automatically converted upon the next equity financing of not less than $10,000,000 on or before the maturity date or upon an equity financing of not less than $5,000,000 on or before the first anniversary of the issuance date when combined with any asset sale or incremental debt raised on or before the first anniversary which yields aggregate gross proceeds not less than $10,000,000 (Qualified Financing). If there is a Qualified Financing, the Company will automatically issue to the holders a number of shares of preferred stock sold in the Qualified Financing equal to the outstanding principal and unpaid accrued interest divided by the conversion price. The conversion price is equal to

21	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

the price paid per share for the preferred stock sold in the Qualified Financing multiplied by the discount rate of 70%, which results in a 30% discount.

In the event of an equity financing on or before the maturity date that is not a Qualified Financing, then the holder of each note may elect to convert the outstanding principal and unpaid accrued interest into such equity securities of that financing at a conversion price equal to the price paid per share by the investors of the financing.

In the event of a change of control prior to maturity or conversion thereof, immediately prior to such change of control, the outstanding principal and any unpaid accrued interest on each note shall become immediately due and payable plus a repayment premium equal to 100% of the outstanding principal.

As disclosed above, a portion of the 2017 convertible notes were cancelled and the Company issued new replacement 2018 convertible notes having the same terms with the exception that the discount on the price per share for the preferred stock issued in a Qualified Financing increased from 20% to 30%. Upon the issuance of the 2018 convertible notes, the Company deemed the probability of a Qualified Financing occurring as highly likely and therefore remeasured the put liability associated with the conversion features in the 2017 convertible notes to fair value, resulting in a gain of $819,938, which has been recorded as other income in the accompanying consolidated statement of operations for the nine months ended September 30, 2018. The Company measured the initial fair value of the embedded derivative related to the conversion features in the 2018 convertible notes under an assumption that it was highly likely that a Qualified Financing would occur, resulting in an initial put liability value of $5,991,927, which was recorded as a debt discount. This initial put liability value includes the balance related to the 2017 convertible notes that were cancelled and replaced with 2018 convertible notes.

On June 26, 2018, the Company completed a Qualified Financing with the issuance of the Series C Preferred Stock. Immediately prior to the Qualified Financing, the put liability associated with the 2017 and 2018 convertible notes was remeasured to fair value equal to a 100% probability that the Qualified Financing would occur, or $6,019,104. In conjunction with the Qualified Financing, the outstanding principal, unpaid interest and balance of the embedded put liability related to the convertible notes totaling $20,764,700 converted into 69,824,738 shares of Series C Preferred Stock. Upon conversion of the convertible notes to Series C preferred stock, the Company derecognized unamortized debt discount related to the convertible notes issued in 2017 and 2018 and recognized a loss on the extinguishment of the convertible notes of $5,434,077 during the nine months ended September 30, 2018.

Interest expense related to the convertible notes was $0 and $1,561,757 for the nine months ended September 30, 2019 and 2018, respectively, which included the amortization of the debt discount of $0 and $1,047,908, respectively.

(7)	Preferred Stock

On July 26, 2018, the Company along with growth equity firm Catalyst Investors and other investors entered into a Series C Preferred Stock Purchase Agreement. The Company agreed to sell and issue 168,129,823 shares of Series C for an aggregate purchase price of $43.4 million comprised of $29.0 million

22	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

in cash and $14.4 million convertible debt principal and accrued interest. An additional  $2.8 million was raised following the initial closing consisting of approximately $165,000 from private investors with the remaining funding from ABS Capital Partners and University Ventures, which were guaranteed under their original commitment letters.  The Company agreed to sell and issue an additional 10,169,487 shares of Series C Preferred Stock in those subsequent raises, for a total of 178,299,310 shares issued through the end of 2018.

In September 2019, the Company entered into a Series C‑1 Preferred Stock Purchase Agreement. The Company agreed to sell and issue 86,700,500 shares of Series C‑1 for an aggregate purchase price of $10.0 million.

During the nine months ended September 30, 2019, the Company recorded a significant amount of deemed dividend on the Series C-1 Preferred Stock since the proceeds from the sale of the stock and conversion of the Hack Reactor notes was significantly less than the original issue price of $0.295 per share.

The Company has authorized 353,546,384 shares of preferred stock, $0.000001 par value per share, of which 133,127,132 are designated as Series C‑1 Preferred Stock (Series C‑1), 178,299,310 are designated as Series C Preferred Stock (Series C), 21,519,929 are designated as Series B Preferred Stock (Series B), 18,000,000 are designated as Series A Preferred Stock (Series A) and 2,600,000 are designated as Series 1 Preferred Stock (Series 1). Collectively, the classes are referred to as Preferred.

Preferred Stock has the following rights:

(a)	Conversion Rights

Each share of Preferred, at the option of the holder, is convertible, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of common stock as is equal to the product obtained by multiplying the Conversion Rate then in effect for such series of Preferred by the number of shares of Preferred being converted. The conversion rate in effect at any time for conversion of the Preferred shall be the quotient obtained by dividing the applicable Original Issue Price of the series of Preferred by the Conversion Price of such series of Preferred. The Conversion Price for the Preferred shall initially be equal to the applicable Original Issue Price of the series of Preferred, which results in a one‑for‑one conversion rate. Under the terms of the Company’s  Amended and Restated Certificate of Incorporation (the Certificate), such initial Conversion Price shall be adjusted from time to time for stock splits, combinations, dividends, distributions, reorganizations, mergers, consolidations, or certain dilutive issuances, none of which have occurred since the Company’s inception.

Under the terms of the Certificate, each share of Preferred shall automatically be converted into shares of common stock, based on the then‑effective Conversion Price, immediately upon the earlier to occur of (a) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended covering the offer and sale of common stock in which the cash proceeds to the Company, net of the underwriting discount and commissions, are at least $100,000,000 and in which the price per share is at least three times the Series C Original Issue Price or (b) the date and time, or the occurrence of an event, specified by affirmative vote or written consent

23	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

of the holders of a majority of the then outstanding shares of Series A and Series B, the Series B Lead Investor, and the Required Series C Holders, as defined in the certificate.

(b)	Voting

The holders of Preferred are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for vote. Each holder of Preferred is entitled to the number of votes on an as if converted to common stock basis. The holders of a majority of the shares of Series C, Series B, and Series A Preferred Stock each are entitled to elect one director of the Corporation.

The Preferred Stock contains certain protective rights that require the written consent or affirmative vote of the holders of (a) a majority of the outstanding shares of Preferred Stock, (b) the Required Series C Holders, and (c) either (i) the holders of a majority of the outstanding shares of Series A Preferred Stock or (ii) the holders of a majority of the outstanding shares of Series B Preferred Stock to effect certain matters. These matters include, but are not limited to, authorizing any additional class of stock, amending the Company’s certificate of incorporation or bylaws, authorizing the repurchase of stock or payment of dividends, changing the total number of directors on the Company’s board, or affecting an acquisition of, or any interest in, another company.

For as long as any shares of Series A, Series B, or Series C remain outstanding, in addition to any other vote or consent required, the written consent or affirmative vote of the holders of a majority of the then outstanding shares of such series of preferred stock (or, with respect to Series C, the Required Series C Holders) shall be necessary for effecting the following matters: (a) amending the Company’s certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences, or rights of such series of preferred stock, (b) changing the number of authorized shares of that such series of preferred stock, and (c) amending any securities junior to such series of preferred stock if such amendments would render the securities senior to the series of preferred stock.

(c)	Dividends

The holders of Preferred Stock are entitled to receive, when and if declared by the Board of Directors and in preference to the common stock, cumulative cash or in‑kind Preferred dividends at a rate equal to 10% of the applicable original issuance price per share, per annum for the Series C‑1 and Series C and 8% of the applicable original issuance price per share, per annum for all other series of Preferred. Dividends with respect to Series C‑1 and Series C compound annually, and dividends with respect to all other series of Preferred stock do not compound.

(d)	Liquidation Preference

In the event of a liquidation, dissolution, or winding up of the Company, the proceeds would be distributed to the following classes of Preferred Stock in the following order:

1)Series C‑1 and Series C on a pari passu basis, in an amount equal to the greater of: (a) the original issue price of $0.295 per share plus all accrued and unpaid dividends, whether or not declared, or (b) the amount per share as would have been payable to Series C‑1 or Series C, respectively, had all shares of Preferred Stock been converted into Common Stock immediately prior to the liquidation.

24	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

2)Series B and Series A on a pari passu basis, in an amount equal to the greater of: (a) the original issuance price of $2.147 per share for Series B and 74% of the Series A original issue price of $1.00 per share (the Series A Senior Liquidation Preference), respectively, plus all accrued and unpaid dividends for Series B and 74% of accrued and unpaid dividends for Series A, whether or not declared, or, (b) the amount per share as would have been payable to Series B and 74% of Series A had all shares of Preferred Stock been converted into Common Stock immediately prior to the liquidation.

3)Series A in an amount equal to the greater of: (a) 26% of the Series A original issue price (the Series A Junior Liquidation Preference) of $1.00 per share plus 26% of accrued and unpaid dividends for Series A, whether or not declared, or (b) the amount per share as would have been payable to 26% of Series A had all shares of Preferred Stock been converted into Common Stock immediately prior to the liquidation.

4)Series 1 in an amount equal to the greater of: (a) the original issuance price of $1.00 per share plus all accrued and unpaid dividends, whether or not declared, or (b) the amount per share as would have been payable to Series 1 had all shares of Preferred Stock been converted into Common Stock immediately prior to the liquidation.

After the payment of the full liquidation preference to Series C‑1, Series C, Series B, Series A Senior Liquidation Preference, Series A Junior Liquidation Preference, and Series 1, the remaining assets of the Company would be distributed to the holders of common stock.

The liquidation preference values for each series of preferred stock is equal to the redeemable, convertible preferred stock balances presented in the consolidated balance sheets.

(e)	Redemption

At any time on or after July 19, 2023 with respect to the Series C‑1 Preferred Stock if the Company has not completed an underwritten public offering or a liquidation event has not occurred, the Series C‑1 Preferred Stock is redeemable upon written notice from the holders of a majority of the Series C‑1 shares requesting redemption at a per share price equal to the greater of (a) the Series C‑1 Original Issue Price plus all accrued and unpaid dividends, whether or not declared, or (b) the fair market value per share of Series C‑1 Preferred Stock as of the date of the redemption request.

At any time on or after July 19, 2023 with respect to the Series C Preferred Stock, if the Company has not completed an underwritten public offering or a liquidation event has not occurred, the Series C Preferred Stock is redeemable upon written notice from the Required Series C Holders (as defined in the Company’s Certificate of Incorporation) at a per share price equal to the greater of (a) the Series C Original Issue Price plus all accrued and unpaid dividends, whether or not declared, or (b) the fair market value per share of Series C Preferred Stock as of the date of the redemption request.

Upon receipt of a Series C‑1 or Series C redemption request, the Company is required to apply all of its assets to satisfy the redemption requirement and for no other corporate purposes.

At any time on or after July 26, 2023 with respect to the Series B shares and 74% of the Series A shares, if the Company has not completed an underwritten public offering or a liquidation event has not occurred, the Series B Preferred Stock and 74% of the shares of Series A Preferred Stock are

25	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

redeemable upon a written notice from both the majority of the Series B holders and the Series B Lead Investor. The Series B Preferred Stock shall be redeemed at a price per share equal to the greater of (a) the Series B Original Issue Price plus all accrued and unpaid dividends, whether or not declared, or (b) the fair market value per share of Series B Preferred Stock as of the date of the redemption request. 74% of the shares of Series A Preferred Stock shall be redeemed at a per share price equal to the greater of: (a) the Series A Original Issue Price plus accrued and unpaid dividends, whether or not declared, or (b) the fair market value per share of Series A Preferred Stock as of the date of the redemption request.

Upon receipt of a Series B and 74% of shares of Series A redemption request, the Company is required to apply all of its assets to satisfy the redemption requirement and for no other corporate purposes.

If the Corporation has paid all of the Series C‑1, Series C, Series B and 74% of the Series A redemption requests in full, then upon written request of the majority of the remaining outstanding shares of Series A Preferred Stock, all remaining outstanding shares of Series A shall be redeemed by the Corporation at a price equal to the Series A Original Issue Price plus accrued and unpaid dividends.

Upon receipt of the Series A Junior redemption request, the Company is required to apply all of its assets to satisfy the redemption request and for no other corporate purposes.

(8)	Stock Compensation

In 2014, the Company established the 2014 Stock Plan (the Plan) pursuant to which the Company’s  Board of Directors may grant stock options to employees and other key individuals who perform services for the Company. To date, the Company has only granted stock options settleable in shares. The Plan authorizes grants to purchase up to 56,306,503 shares of authorized but unissued Common shares as of September 30, 2019 and December 31, 2018. Options granted pursuant to the Plan can be granted with an exercise price equal to or greater than the stock’s fair value at the date of grant. Options granted pursuant to the Plan generally vest over four years and expire ten years from the date of grant.

At September 30, 2019 and December 31, 2018, there were 26,869,209 and 10,701,686 remaining shares available for the Company to grant under the Plan. Forfeited and canceled stock options are returned to the pool of shares available to be granted. Forfeitures are recognized as they occur. The grant‑date fair value of each option award is estimated on the date of grant using the Black‑Scholes‑Merton option pricing model.

(a)	Stock Options

Stock options represent options to purchase shares granted with an exercise price equal to the stock’s fair value at the date of grant.

26	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

Stock option activity during the nine months ended September 30, 2019 was as follows:

		Weighted
	Number of	average
	shares	exercise price
Balance at December 31, 2018	44,270,064	$0.18
Granted	20,000	0.05
Exercised	(132,294)	0.13
Forfeited/canceled	(16,550,848)	0.06
Balance at September 30, 2019	27,606,922	0.25
Exercisable at September 30, 2019	10,727,383	0.05

During the nine months ended September 30, 2019 and 2018, the Company recognized stock‑based compensation expense of $209,602 and $468,675, respectively. At September 30, 2019, there was $960,757 of total unrecognized compensation cost related to unvested stock options granted under the Plan. The unrecognized compensation cost as of September 30, 2019 is expected to be recognized over a weighted average period of 2.8 years. The weighted average contractual term of outstanding options as of September 30, 2019, was 5.6 years.

(9)	Warrants

On May 29, 2017, in exchange for letters of credit extended by certain guarantors dated May 17, 2016, the Company issued warrants to purchase 250,000 shares of common stock at a weighted average exercise price of $1.5735 per share. The warrants expire May 26, 2026. On April 10, 2018, the Company issued warrants to purchase 842,104 shares of common stock at a weighted average exercise price of $0.60 in exchange for providing a $2.4 million backstop to the Company’s letter of credit agreement. The warrants expire on March 23, 2028. See notes 3, 5,  and 12 for additional discussion on standby letters of credit and guarantor on letter of credit.

The grant‑date fair value of each warrant is estimated on the date of grant using the Black‑Scholes‑Merton option pricing model. During the nine months ended September 30, 2019 and 2018, the Company recognized expense related to the warrants of $0 and $7,973, respectively, as other income (expense) in the consolidated statements of operations.

27	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

(10)	Commitments and Contingencies

Lease Obligations

The Company leases office space under various operating leases. The durations of these leases range from 40 months to 16 years. Rent expense was $12,458,279 and $12,620,385 for the nine months ended September 30, 2019 and 2018, respectively. In September 2019, the Company terminated its lease for the New York City campus and wrote‑off the remaining deferred rent balance of $8,925,597, which was recorded to lease abandonment (gain) loss in the accompanying consolidated statement of operations for the nine months ended September 30, 2019. The following is a schedule of the future minimum lease payments under operating leases as of September 30, 2019:

2019 (remaining 3 months)	$3,820,985
2020	15,212,868
2021	15,096,664
2022	15,274,621
2023	15,027,826
Thereafter	61,298,177
$125,731,141

(11)	Income Taxes

The provision for income taxes is based on earnings reported in the consolidated financial statements. A deferred income tax asset or liability is determined by applying currently enacted tax laws and rates to the expected reversal of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes. Deferred income tax expense or benefit is measured by the change in the deferred income tax asset or liability during the period. For the nine months ended September 30, 2019 and 2018, the Company’s effective income tax rate was 0.0% as the Company has recorded a full valuation allowance against its deferred tax assets for all periods presented given the determination that the net deferred tax assets will not, on a more likely than not basis, be realized.

(12)	Related‑Party Transactions
(a)	Upslope Venture Fund I, LLC (formerly, Galvanize Venture Fund 1, LLC)

The Company has made a $50,000 commitment to Galvanize Venture Fund I, LLC. As of September 30, 2019, $44,000 (88%) has been called and paid‑in, with the balance of $6,000 (12%) yet to be called. Members of this fund are former executives of the Company and investors in the Company.

(b)	Guarantor on Certain Letter of Credit – Private Investor

An investor is the guarantor to and has provided a $2,500,000 letter of credit on the Company’s behalf related to the Company’s San Francisco lease agreement. In February 2014, the Company entered into a letter agreement with this individual, providing that the Company would make reasonable efforts to replace/reduce the letter of credit to $1,250,000 within three years and replace it to zero within five years (from date noted above).

On February 28, 2019, the Company released the private investor from the letter of credit guarantee.

28	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

(c)	Guarantor on Certain Letter of Credit – University Ventures

University Ventures Fund I, L.P. and University Ventures Fund II, L.P. (Investors in the Company) are the guarantors to and have provided letters of credit on the Company’s behalf related to several of the Company’s letters of credit under the Loan and Security Agreement with SVB. In December 2015 and May 2017, the Company entered into an agreement with University Ventures Fund I, L.P. and University Ventures Fund II L.P., whereby the Company issued additional warrants to purchase shares of Common Stock. On April 10, 2018, the Company issued additional warrants to purchase 421,052 shares of Common Stock at a weighted average exercise price of $0.60 per share. The warrants were issued in exchange for providing a $1.2 million backstop to the Company’s letter of credit. The warrants expire on March 23, 2028.

See notes 5 and 9 for additional discussion on standby letters of credit and warrants.

(d)	Guarantor on Certain Letter of Credit – ABS Capital Partners

ABS Capital Partners (Investors in the Company) are the guarantors to and have provided letters of credit on the Company’s behalf related to several of the Company’s letters of credit under the Loan and Security Agreement with SVB. On  April 10, 2018, the Company entered into an agreement with ABS Capital Partners VII Offshore, L.P. and ABS Capital Partners VII, L.P., whereby the Company issued warrants to purchase 421,052 shares of Common Stock at a weighted average exercise price of $0.60 per share. The warrants were issued in exchange for providing a $1.2 million backstop to the Company’s letter of credit. The warrants expire on March 23, 2028.

See notes 5 and 9 for additional discussion on standby letters of credit and warrants.

29	(Continued)

GALVANIZE, INC.

Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2019 and 2018

(e)	Seller Financed Debt – Hack Reactor Founders

On July 26, 2018, the Company entered into a $5.0 million seller‑financed promissory note with the founders of Hack Reactor for the purchase of Hack Reactor. The note is to be repaid in equal annual installments of principal and accrued interest on July 25, 2019 and 2020, Interest accrues at 5% per annum. The principal and accrued interest on the note is subject to specified rights of offset, reduction and forfeiture of amounts owed to Galvanize as a result of indemnification claims. As of February 27, 2019, the amount subject to offset totaled $66,842. One of the Hack Reactor founders is employed by the Company and another Hack Reactor founder provided consulting services as an instructor during 2018.

(13)	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through April 3, 2020, the date at which the financial statements were available to be issued.

(a)	Loan and Security Agreement

On October 21, 2019 the Company signed a Third Amendment to Master Loan and Security Agreement with Trinity Capital. The Third Amendment reduced payments of principal by approximately 50% from December 1, 2019 to May 1, 2020.

(b)	C‑1 Preferred Stock

On November 15, 2019 the Company closed a second round of Series C‑1 Preferred Stock for $2.1 million for cash.

(c)	K12 Merger

On January 27, 2020, K12 Inc., acquired 100% of the Company’s capital stock for approximately $177.2 million in cash, subject to customary transaction adjustments as provided in the merger agreement, and the Company became a wholly owned indirect subsidiary of K12 Inc. In conjunction with the acquisition, all of the Company’s long‑term debt was repaid in accordance with the terms of the underlying credit agreements.

(d)	COVID‑19

The World Health Organization announced the coronavirus as a global health emergency on 30 January 2020. Due to this emergency during the month of March 2020 the Company closed all campuses and moved all education to online distance learning only. The financial impact can not be estimated.